CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                          THE FURIA ORGANIZATION, INC.



     The President and Secretary of THE FURIA ORGANIZATION, INC.
(the Corporation), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, do hereby certify as follows:

     FIRST: The Certificate of Incorporation of the Corporation is hereby amended by deleting such Section in its entirety and substituting a new Section 4.(a) Which shall read in its entirety as follows:

          4.(a)     The total number of shares the Corporation is
     authorized to issue is 250,000,000 shares, consisting of 200,000,000 shares of Common Stock having a par value of $.0001 per share and 50,000,000 shares of Preferred Stock having a par value of $.0001 per share.

     SECOND: That said amendments were duly adopted in accordance with provisions of Section 242 of the General
Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by its President and attested by its Secretary this 20th day of February, 1998.




                              /s/  Waylon E. McMullen
                              ---------------------------------
                              Waylon E. McMullen, President